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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 20(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

OrbiMed Advisors LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

767 Third Avenue, 6th Floor
--------------------------------------------------------------------------------
                                    (Street)

   New York                             NY                  10010
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)


07/10/01
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol


LifeCell Corporation ("LIFC")
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
              (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           1,610,790 shares                   I            for Caduceus Private Investments, LP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           33,530 shares                      I            for OrbiMed Associates LLC
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           699,430 shares                     I            for PW Juniper Crossover Fund, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Inst. 4)    cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
warrants                 07/10/01    07/10/06       common stock           902,043          $1.92               I       for Caduceus
                                                                                                                        Private
                                                                                                                        Investments,
                                                                                                                        LP
------------------------------------------------------------------------------------------------------------------------------------
warrants                 07/10/01    07/10/06       common stock            18,776          $1.92               I       for OrbiMed
                                                                                                                        Associates
                                                                                                                        LLC
------------------------------------------------------------------------------------------------------------------------------------
warrants                 07/10/01    07/10/06       common stock           391,681          $1.92               I       for PW
                                                                                                                        Juniper
                                                                                                                        Crossover
                                                                                                                        Fund, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of fact constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

                                             OrbiMed Advisors LLC

                                             By: /s/ Samuel D. Isaly
                                             --------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Managing Member

                                                                   July 19, 2001
                                                                            Date

                                             ** Signature of Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             Other Reporting Persons

                     Designated Filer - OrbiMed Advisors LLC
                             Date of Event - 7/10/01

                   Issuer - LifeCell Corporation ("LifeCell")


Caduceus Private Investments, LP              OrbiMed Advisors Inc.
c/o OrbiMed Advisors LLC                      767 Third Avenue, 6th Floor
767 Third Avenue, 6th Floor                   New York, NY 10010
New York, NY  10010
                                              PW Juniper Crossover Fund, L.L.C.
OrbiMed  Associates LLC                       c/o OrbiMed Advisors LLC
c/o OrbiMed Advisors LLC                      767 Third Avenue, 6th Floor
767 Third Avenue, 6th Floor                   New York, NY  10010
New York, NY 10010

                   Signature Page for Other Reporting Persons

Caduceus Private Investments, LP             PW Juniper Crossover Fund, L.L.C.

   By: /s/ Samuel D. Isaly                      By: /s/ Samuel D. Isaly
   --------------------------                   --------------------------
   Name:    Samuel D. Isaly                     Name:    Samuel D. Isaly
   Title:   Portfolio Manager                   Title:   Portfolio Manager

OrbiMed Associates LLC                       OrbiMed Advisors Inc.

   By: /s/ Samuel D. Isaly                      By: /s/ Samuel D. Isaly
   --------------------------                   --------------------------
   Name:    Samuel D. Isaly                     Name:    Samuel D. Isaly
   Title:   Portfolio Manager                   Title:   Portfolio Manager